CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 25, 2025, relating to the financial statements and financial highlights of Distillate International Fundamental Stability & Value ETF, Distillate Small/Mid Cash Flow ETF, and Distillate U.S. Fundamental Stability & Value ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 26, 2026